Exhibit 10.1

CONSULTING AGREEMENT

This Agreement is made and entered into effective as of the 1st day of November, 2005, by and between QUICKSILVER RESOURCES INC., ("Quicksilver") and Bill Lamkin ("Consultant").

In consideration of the mutual benefits and covenants contained herein, Quicksilver and Consultant agree that Consultant shall provide services on behalf of Quicksilver in accordance with the terms and conditions contained herein.

  Services. Consultant shall provide the consulting services described on Exhibit A attached hereto.

  Compensation. Quicksilver agrees to pay Consultant at the rate provided for in Exhibit A attached hereto. In accordance with its reimbursement guidelines and policies as may be in effect from time to time, Quicksilver will also reimburse Consultant for those reasonable and necessary expenses incurred in conjunction with services performed pursuant to this Agreement.

  Relationship of Parties. The relationship of Consultant to Quicksilver is that of an independent contractor only. Consultant, is not an employee of Quicksilver. Consultant expressly agrees, acknowledges and stipulates that neither this Agreement or the performance of its obligations or duties under this Agreement shall ever result in Consultant, or anyone employed or hired by Consultant, being entitled to any benefits from Quicksilver, including without limitation, pension, profit sharing or accident insurance, or health, medical, life or disability insurance benefits or coverage, to which employees of Quicksilver may be entitled; but rather Consultant shall be an independent contractor. Notwithstanding the foregoing sentence, Quicksilver recognizes that Consultant is a former employee of Quicksilver and as such is entitled to certain benefits associated with that service which are not affected by this Agreement. Consultant agrees that any benefits associated with his service as an employee will not be increased or enhanced as a result of service provided during the term of this agreement. Quicksilver has no authority or right to direct or control Consultant's actions, or the actions of Consultant's representatives, and Consultant assumes full responsibility and discretion for methods, techniques and procedures in the services to be provided pursuant to this Agreement. All fees earned or paid pursuant to this Agreement, including, without limitation, provision for employment taxes, expenses and benefits associated with such payments shall be the sole responsibility of Consultant.

  Confidentiality. In the performance of services hereunder, Consultant may have access to Quicksilver's confidential proprietary information or information made available to Quicksilver pursuant to the terms of a confidentiality agreement between Quicksilver and third party[s]. Consultant covenants and agrees that Consultant shall not use such information except in conjunction with services to be provided hereunder and shall not disclose or release such proprietary information or details concerning the services to any third party without the prior written consent of Quicksilver. This covenant shall survive termination of this Agreement. In addition to any other remedy Quicksilver may have at law or in equity, in the event of a breach or threatened breach of this covenant by Consultant, Quicksilver shall be entitled to an injunction restraining Consultant from any subsequent disclosure of proprietary information. Consultant shall also take all reasonable precaution to safeguard documents Quicksilver may provide in connection with services to be provided hereunder, whether or not such documents contain proprietary information. This covenant shall not apply to information (i) in possession of Consultant at the time this Agreement is entered; (ii) which is in the public domain other than through disclosure by Consultant; and (iii) information disclosed by a third party, which disclosure does not violate a confidentiality agreement to which Quicksilver is a party.

  Indemnity. For services provided hereunder, each party shall indemnify the other party (including its employees, officers, directors, invitees, representatives, agents and subcontractors) for loss, cost, damage, or expense of every kind and nature (including without limitation, court costs, expenses and reasonable attorney's fees), hereinafter referred to as "Damages", arising out of bodily injury or property damage caused by the indemnifying party's (including its employees, officers, directors, invitees, representatives, agents and subcontractors) negligence or willful acts or omissions.

  Assignment. Neither party may assign its rights under this Agreement without the prior written approval of the other party.

  Invoices. Consultant shall invoice Quicksilver on either a monthly or semimonthly basis. Each invoice shall contain a complete description of services performed and be accompanied by copies of third party invoices for any expense reimbursement charges. All invoices shall be due and payable by Quicksilver within 30 days of receipt.

  Compliance with Laws and Policies. Consultant agrees for himself and his representatives to comply with all Federal, State, County and Municipal laws, rules, regulations that are now or may be in the future applicable to Consultant's business or the services to be provided hereunder, including wage and hour, equal employment, worker's compensation, automobile liability and safety laws, rules and regulations. Further, Consultant agrees for himself and his representatives, to comply with all safety policies of Quicksilver, including any drug, alcohol and prohibited substance policies that may, from time to time, be in effect.

  Term. This Agreement is in effect as of the day first written and shall terminate on November 30, 2005. Notwithstanding the foregoing, either party shall have the right to terminate this

  Agreement at any time by providing written notice to the other. Such termination shall not extinguish or terminate the respective rights, liabilities or obligations of the parties incurred prior to the date of termination.

  Governing Law. The validity of this Agreement and of any of its terms and conditions, as well as the rights of the parties hereunder, shall be governed by the laws of the State of Texas without regard to rules or principles governing conflicts of law.

IN WITNESS WHEREOF, the parties have executed this Agreement this 24th day of October, 2005.

Quicksilver Resources Inc.

By: /s/ Glenn Darden

Glenn Darden

President and Chief Executive Officer

Consultant

/s/ Bill Lamkin

Bill Lamkin

Tax I.D. No.: [intentionally omitted]

Address: [intentionally omitted]

EXHIBIT A

Attached to that certain Consulting Agreement dated October 24, 2005, between Quicksilver Resources Inc. and Bill Lamkin.

1. Services: Consultant shall provide advice and guidance to facilitate an orderly transition of duties, responsibilities and background knowledge in connection with the hiring of a replacement Chief Financial Officer of Quicksilver.

2. Compensation: Consultant shall be compensated at the rate of $21,110 per month which shall be prorated to the number of days in a month if this Agreement is terminated prior to the end of a calendar month.